Exhibit 99.1

Item 1A.  Risk Factors

In the course of conducting our business operations, we are exposed to a variety of risks that are inherent to the financial services industry. The following discusses some of the key inherent risk factors that could affect our business and operations, as well as other risk factors which are particularly relevant to us in the current period of significant economic and market disruption. Other factors besides those discussed below or elsewhere in this report also could adversely affect our business and operations, and these risk factors should not be considered a complete list of potential risks that may affect us.

Business and Economic Conditions
--------------------------------

Our businesses and earnings are affected by general business and economic conditions in the United States and abroad. General business and economic conditions that could affect us include the level and volatility of short-term and long-term interest rates, inflation, home prices, employment levels, bankruptcies, household income, consumer spending, fluctuations in both debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor confidence, and the strength of the U.S. economy and the local economies in which we operate.

Economic conditions in the United States and abroad deteriorated significantly during the second half of 2008, and the United States, Europe and Japan currently are in a recession. Dramatic declines in the housing market, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivatives and cash securities, in turn, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions, reflecting concern about the stability of the financial markets generally and the strength of counterparties. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, a significant reduction in consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition, results of operations, liquidity and access to capital and credit. We do not expect that the difficult conditions in the United States and international financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.

Instability of the U.S. Financial System
-----------------------------------------

Beginning in the fourth quarter of 2008, the U.S. government has responded to the ongoing financial crisis and economic slowdown by enacting new legislation and expanding or establishing a number of programs and initiatives. Each of the U.S. Treasury, the FDIC and the Federal Reserve Board have developed programs and facilities, including, among others, the U.S. Treasury's Troubled Asset Relief Program ("TARP") Capital Purchase Program and other efforts designed to increase inter-bank lending, improve funding for consumer receivables and restore consumer and counterparty confidence in the banking sector. In addition, Congress recently passed the American Recovery and Reinvestment Act of 2009
(the "ARRA"), legislation intended to expand and establish government spending programs and provide tax cuts to stimulate the economy. Congress and the U.S. government continue to evaluate and develop various programs and initiatives designed to stabilize the financial and housing markets and stimulate the economy, including the U.S. Treasury's recently announced Financial Stability Plan and the U.S. government's recently announced foreclosure prevention program. The final form of any such programs or initiatives or related legislation cannot be known at this time. There can be no assurance as to the impact that ARRA, the Financial Stability Plan or any other such initiatives or governmental programs will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of these efforts to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit, or the trading price of our debt securities (including trust preferred securities).

International Risk
------------------

We do business throughout the world, including in developing regions of the world commonly known as emerging markets, and as a result, are exposed to a number of risks, including economic, market, reputational, litigation and regulatory risks, in non-U.S. markets. Our businesses and revenues derived from non-U.S. operations are subject to risk of loss from currency fluctuations, social or political instability, changes in governmental policies or policies of central banks, expropriation, nationalization, confiscation of assets, unfavorable political and diplomatic developments and changes in legislation relating to non-U.S. ownership. We also invest or trade in the securities of corporations located in non-U.S. jurisdictions, including emerging markets. Revenues from the trading of non-U.S. securities also may be subject to negative fluctuations as a result of the above factors. The impact of these fluctuations could be magnified, because generally non-U.S. trading markets, particularly in emerging market countries, are smaller, less liquid and more volatile than U.S. trading markets.

Soundness of Other Financial Institutions
-----------------------------------------
Our ability to engage in routine trading and funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, funding, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. As a result, defaults by, or even rumors or questions about the financial condition of, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client, and our results of operations in 2007 and 2008 have been materially affected by the credit valuation adjustments described in Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations - U.S. ABS CDO and Other Mortgage-Related Activities - Monoline Financial Guarantors." In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. There is no assurance that any such losses would not materially and adversely affect our future results of operations.

We are party to a large number of derivative transactions, including credit derivatives. Many of these derivative instruments are individually negotiated and non-standardized, which can make exiting, transferring or settling the position difficult. Many credit derivatives require that we deliver to the counterparty the underlying security, loan or other obligation in order to receive payment. In a number of cases, we do not hold, and may not be able to obtain, the underlying security, loan or other obligation. This could cause us to forfeit the payments due to us under these contracts or result in settlement delays with the attendant credit and operational risk as well as increased costs to us.

Derivative contracts and other transactions entered into with third parties are not always confirmed by the counterparties on a timely basis. While the transaction remains unconfirmed, we are subject to heightened credit and operational risk and in the event of default may find it more difficult to enforce the contract. In addition, as new and more complex derivative products have been created, covering a wider array of underlying credit and other instruments, disputes about the terms of the underlying contracts may arise, which could impair our ability to effectively manage our risk exposures from these products and subject us to increased costs.

Access to Funds From Subsidiaries and Parent
--------------------------------------------

We are a holding company that is a separate and distinct legal entity from its parent, Bank of America, and our broker-dealer, banking and nonbanking subsidiaries. We therefore depend on dividends, distributions and other payments from our broker-dealer, banking and nonbanking subsidiaries and borrowings and will depend in large part on financing from Bank of America to fund payments on our obligations, including debt obligations. Bank of America may in some instances, because of its regulatory requirements as a bank holding company, be unable to provide us with funding we need to fund payments on our obligations. Many of our subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Regulatory action of that kind could impede access to funds we need to make payments on our obligations or dividend payments. In addition, our right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors.

Changes in Accounting Standards
-------------------------------
Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. As a result of Bank of America's acquisition of us, we may adopt different estimates and assumptions than those previously used in order to align our estimates, assumptions and policies with those of Bank of America. From time to time the Financial Accounting Standards Board ("FASB")and the SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, the SEC, banking regulators and our outside auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements. For a further discussion of some of our significant accounting policies and standards and recent accounting changes, see Note 1 to the Consolidated Financial Statements.

Competition
-----------

We operate in a highly competitive environment. Over time, there has been substantial consolidation among companies in the financial services industry, and this trend accelerated over the course of 2008 as the credit crisis has led to numerous mergers and asset acquisitions among industry participants and in certain cases reorganization, restructuring or even bankruptcy. This trend also has hastened the globalization of the securities and financial services markets. We will continue to experience intensified competition as continued consolidation in the financial services industry in connection with current market conditions may produce larger and better-capitalized companies that are capable of offering a wider array of financial products and services at more competitive prices. To the extent we expand into new business areas and new geographic regions, we may face competitors with more experience and more established relationships with clients, regulators and industry participants in the relevant market, which could adversely affect our ability to compete. Increased competition may affect our results by creating pressure to lower prices on our products and services and reducing market share.

Our continued ability to compete effectively in our businesses, including management of our existing businesses as well as expansion into new businesses and geographic areas, depends on our ability to retain and motivate our existing employees and attract new employees. We face significant competition for qualified employees both within the financial services industry, including foreign-based institutions and institutions not subject to compensation restrictions imposed under the TARP Capital Purchase Program, the ARRA or any other U.S. government initiatives, and from businesses outside the financial services industry. This is particularly the case in emerging markets, where we are often competing for qualified employees with entities that may have a significantly greater presence or more extensive experience in the region.
Over the past year, we have significantly reduced compensation levels. In January 2009, in connection with the U.S. Treasury's purchase of an additional series of Bank of America's preferred stock, Bank of America agreed to certain compensation limitations, and ARRA also includes certain additional restrictions, applicable to its senior executive officers and certain other senior managers. A substantial portion of the annual bonus compensation paid to our senior employees has in recent years been paid in the form of equity-based awards, which are now payable in Bank of America common stock. The value of these awards has been impacted by the significant decline in the market price of Bank of America's common stock. We also have reduced the number of employees across nearly all of our businesses during 2008 and into 2009. In addition, the recent consolidation in the financial services industry has intensified the challenges of cultural integration between differing types of financial services institutions. The combination of these events could have a significant adverse impact on our ability to retain and hire the most qualified employees.

Credit Concentration Risk
--------------------------

When we loan money, commit to loan money or enter into a letter of credit or other contract with a counterparty, we incur credit risk, or the risk of losses if our borrowers do not repay their loans or our counterparties fail to perform according to the terms of their contracts. A number of our products expose us to credit risk, including loans, leases and lending commitments, derivatives, including credit default swaps,trading account assets and assets held-for-sale.

We estimate and establish reserves or make credit valuation adjustments for credit risks and potential credit losses inherent in our credit exposure (including unfunded credit commitments). This process, which is critical to our financial results and condition, requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of our borrowers to repay their loans or counterparties to perform their obligations. As is the case with any such assessments, there is always the chance that we will fail to identify the proper factors or that we will fail to accurately estimate the impacts of factors that we identify. Our ability to assess the credit worthiness of our counterparties may be impaired if the models and approaches we use become less predictive of future behaviors, valuations, assumptions or estimates.

We have experienced concentration of risk with respect to the mortgage markets, including residential and commercial real estate, each of which represents a significant percentage of our overall credit portfolio. The current financial crisis and economic slowdown has adversely affected this concentration of risk. These exposures will also continue to be impacted by external market factors including default rates, a decline in the value of the underlying property, rating agency actions, the prices at which observable market transactions occur and the financial strength of counterparties, such as financial guarantors, with whom we have economically hedged some of our exposure to these assets.

In the ordinary course of our business, we also may be subject to a concentration of credit risk to a particular industry, counterparty, borrower or issuer. A deterioration in the financial condition or prospects of a particular industry or a failure or downgrade of, or default by, any particular entity or group of entities could negatively impact our businesses, perhaps materially, and the systems by which we set limits and monitor the level of our credit exposure to individual entities, industries and countries may not function as we have anticipated. While our activities expose us to many different industries and counterparties, we routinely execute a high volume of transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment funds and insurers, including monolines and other financial guarantors. This has resulted in significant credit concentration with respect to this industry.

For a further discussion of credit risk, see "Concentrations of Credit Risk" in
Note 3 to the Consolidated Financial Statements.

Liquidity Risk
--------------

Liquidity is essential to our businesses. Since we were acquired by Bank of America, we established intercompany lending and borrowing arrangements with Bank of America to facilitate centralized liquidity management and as a result, our liquidity risk is derived in large part from Bank of America's liquidity risk. Bank of America's liquidity could be impaired by an inability to access the capital markets or by unforeseen outflows of cash, including deposits. This situation may arise due to circumstances that Bank of America or we may be unable to control, such as a general market disruption, negative views about the financial services industry generally, or an operational problem that affects third parties or us. Bank of America's ability to raise funding in the debt or equity capital markets has been and could continue to be adversely affected by conditions in the United States and international markets and economy. Global capital and credit markets have been experiencing volatility and disruption since the second half of 2007, and in the second half of 2008, volatility reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for issuers without regard to those issuers' underlying financial strength. As a result of disruptions in the credit markets, Bank of America and Merrill Lynch have utilized several of the U.S. government's liquidity programs. Bank of America's ability and our ability to borrow from other financial institutions or to engage in securitization funding transactions on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations.

Our credit ratings and Bank of America's credit ratings are important to our liquidity. The ratings of Bank of America's long-term debt have been downgraded during 2008 by all of the major rating agencies. These rating agencies regularly evaluate Bank of America, us and our securities, and their ratings of our long-term and short-term debt and other securities are based on a number of factors, including Bank of America's and our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. In light of the difficulties in the financial services industry and the financial markets, there can be no assurance that we will maintain our current ratings. Our failure to maintain those ratings could adversely affect our liquidity and competitive position, increase borrowing costs or limit access to the capital markets. While the impact on the incremental cost of funds and potential lost funding of an incremental downgrade of our long-term debt by one level might be negligible, a downgrade of Bank of America's or our short-term credit rating could negatively impact our commercial paper program by materially affecting our incremental cost of funds and potential lost funding. A reduction in our credit ratings also could have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical. In connection with certain trading agreements, we may be required to provide additional collateral in the event of a credit ratings downgrade.

For a further discussion of our liquidity position and other liquidity matters and the policies and procedures we use to manage our liquidity risks, see "Liquidity Risk" in Item 7 - Management's Discussion and Analysis of
Financial Condition and Results of Operations.

Market Risk
-----------

We are directly and indirectly affected by changes in market conditions. Market risk generally represents the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions. For example, changes in interest rates could adversely affect our net interest profit and principal transaction revenues (which we view together as our trading revenues) - which could in turn affect our net earnings. Market risk is inherent in the financial instruments associated with our operations and activities including loans, deposits, securities, derivatives, short-term borrowings and long-term debt. Just a few of the market conditions that may shift from time to time, thereby exposing us to market risk, include fluctuations in interest and currency exchange rates, equity and futures prices, changes in the implied volatility of interest rates, foreign exchange rates, credit spreads and price deterioration or changes in value due to changes in market perception or actual credit quality of either the issuer or its country of origin. Accordingly, depending on the instruments or activities impacted, market risks can have wide ranging, complex adverse effects on our results from operations and our overall financial condition.

The models that we use to assess and control our risk exposures reflect assumptions about the degrees of correlation or lack thereof among prices of various asset classes or other market indicators. In times of market stress or other unforeseen circumstances, such as the market conditions experienced during 2008, previously uncorrelated indicators may become correlated, or previously correlated indicators may move in different directions. These types of market movements have at times limited the effectiveness of our hedging strategies and have caused us to incur significant losses, and they may do so in the future. These changes in correlation can be exacerbated where other market participants are using risk or trading models with assumptions or algorithms that are similar to ours. In these and other cases, it may be difficult to reduce our risk positions due to the activity of other market participants or widespread market dislocations, including circumstances where asset values are declining significantly or no market exists for certain assets. To the extent that we make investments in securities that do not have an established liquid trading market or are otherwise subject to restrictions on sale or hedging, we may not be able to reduce our positions and therefore reduce our risk associated with such positions.

For a further discussion of market risk and our market risk management policies and procedures, see Item 7A - Quantitative and Qualitative Disclosures About Market Risk.

Risks Related to our Commodities Business
-----------------------------------------

We are exposed to environmental, reputational, regulatory, market and credit risk as a result of our commodities related activities. Through our commodities business, we enter into exchange-traded contracts, financially settled over-the-counter derivatives, contracts for physical delivery and contracts providing for the transportation, transmission and/or storage rights on or in vessels, barges, pipelines, transmission lines or storage facilities. Contracts relating to physical ownership, delivery and/or related activities can expose us to numerous risks, including performance, environmental and reputational risks. For example, we may incur civil or criminal liability under certain environmental laws and our business and reputation may be adversely affected.
In addition, regulatory authorities have recently intensified scrutiny of certain energy markets, which has resulted in increased regulatory and legal enforcement, litigation and remedial proceedings involving companies engaged in the activities in which we are engaged.

Declining Asset Values
----------------------

We have large proprietary trading and investment positions in a number of our businesses. These positions are accounted for at fair value, and the declines in the values of assets had a direct and large negative impact on our earnings in 2008. We may incur additional losses as a result of increased market volatility or decreased market liquidity, which may adversely impact the valuation of our trading and investment positions. If an asset is marked-to-market, declines in asset values directly and immediately impact our earnings, unless we have effectively "hedged" our exposures to such declines. These exposures may continue to be impacted by declining values of the underlying assets. In addition, the prices at which observable market transactions occur and the continued availability of these transactions, and the financial strength of counterparties, such as financial guarantors, with whom we have economically hedged some of our exposure to these assets, will affect the value of these assets. Sudden declines and significant volatility in the prices of assets may substantially curtail or eliminate the trading activity for these assets, which may make it very difficult to sell, hedge or value such assets. The inability to sell or effectively hedge assets reduces our ability to limit losses in such positions and the difficulty in valuing assets may increase our risk-weighted assets which requires us to maintain additional capital and increases our funding costs.

Asset values also directly impact revenues from our wealth management business. We receive certain account fees based on the value of our clients' portfolios or investment in funds managed by us and, in some cases, we also receive incentive fees based on increases in the value of such investments. Declines in asset values have reduced the value of our clients' portfolios or fund assets, which in turn has reduced the fees we earn for managing such assets.

Merger Risks
------------

There are significant risks and uncertainties associated with mergers. The success of Bank of America's acquisition of us will depend, in part, on the ability of the combined company to realize the anticipated benefits and cost savings from combining our businesses with Bank of America's businesses.
If the combined company is unable to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected. For example, the combined company may fail to realize the growth opportunities and cost savings anticipated to be derived from the merger. Our businesses currently are experiencing unprecedented challenges as a result of the current economic environment and ongoing financial crisis. It is possible that the integration process, including changes or perceived changes in our compensation practices, could result in the loss of key employees, the disruption of our ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. Integration efforts also may divert management attention and resources. These integration matters could have an adverse effect on us for an undetermined period after consummation of the merger.

Regulatory Considerations and Restrictions on Dividends
-------------------------------------------------------

As a subsidiary of Bank of America, we are, and certain of our bank and non-bank subsidiaries are heavily regulated by bank regulatory agencies at the federal and state levels. This regulatory oversight is established to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. Bank of America, we and our broker-dealer and other non-bank subsidiaries are also heavily regulated by securities regulators, domestically and internationally. This regulation is designed to protect investors in securities we sell or underwrite and our clients' assets. Congress and state legislatures and foreign, federal and state regulatory agencies continually review laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer and increasing the ability of non-banks to offer competing financial services and products.

As a result of the ongoing financial crisis and challenging market conditions, we expect to face increased regulation and regulatory and political scrutiny of the financial services industry, including as a result of Bank of America's or our participation in the TARP Capital Purchase Program, the ARRA and the U.S. Treasury's Financial Stability Plan. Compliance with such regulation may significantly increase our costs, impede the efficiency of our internal business processes, and limit our ability to pursue business opportunities in an efficient manner. The increased costs associated with anticipated regulatory and political scrutiny could adversely impact our results of operations.

Litigation Risks
----------------

Both Bank of America and Merrill Lynch face significant legal risks in our respective businesses, and the volume of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions remain high and are increasing. Substantial legal liability or significant regulatory action against Bank of America or us could have material adverse financial effects or cause significant reputational harm to us, which in turn could seriously harm our business prospects. For a further discussion of litigation risks, see "Litigation and Regulatory Matters" in Note 11 to the Consolidated Financial Statements.

We may explore potential settlements before a case is taken through trial because of uncertainty, risks, and costs inherent in the litigation process.
In accordance with Statement of Financial Accounting Standards ("SFAS")
No. 5, Accounting for Contingencies ("SFAS No. 5"), we will accrue a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many lawsuits, arbitrations and investigations, including almost all of the class action lawsuits disclosed in "Litigation and Regulatory Matters" in Note 11 to the Consolidated Financial Statements, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the matter is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in matters in which claimants seek substantial or indeterminate damages, we cannot predict what the eventual loss or range of loss related to such matters will be. Potential losses may be material to our operating results for any particular period and may impact our credit ratings. For a further discussion of litigation risks, see "Litigation and Regulatory Matters" in Note 11 to the Consolidated Financial Statements.

Governmental Fiscal and Monetary Policy
---------------------------------------

Our businesses and earnings are affected by domestic and international fiscal and monetary policy. For example, the Federal Reserve Board regulates the supply of money and credit in the United States and its policies determine in large part our cost of funds for lending, investing and capital raising activities and the return we earn on those loans and investments, both of which affect our net interest profit. The actions of the Federal Reserve
Board also can materially affect the value of financial instruments we hold, such as debt securities. Our businesses and earnings also are affected by the fiscal or other policies that are adopted by various regulatory authorities of the United States, non-U.S. governments and international agencies. Changes in domestic and international fiscal and monetary policy are beyond our control and hard to predict.

Operational Risks
-----------------

The potential for operational risk exposure exists throughout our organization. Integral to our performance is the continued efficacy of our technical systems, operational infrastructure, relationships with third parties and the vast array of associates and key executives in our day-to-day and ongoing operations. Failure by any or all of these resources subjects us to risks that may vary in size, scale and scope. This includes but is not limited to operational or technical failures, unlawful tampering with our technical systems, terrorist activities, ineffectiveness or exposure due to interruption in third party support, as well as the loss of key individuals or failure on the part of the key individuals to perform properly.

Products and Services
---------------------

Our business model is based on a diversified mix of businesses that provides a broad range of financial products and services, delivered through multiple distribution channels. Our success depends, in part, on our ability to adapt our products and services to evolving industry standards. There is increasing pressure by competition to provide products and services at lower prices. This can reduce our revenues from our fee-based products and services. In addition, the widespread adoption of new technologies, including internet services, could require us to incur substantial expenditures to modify or adapt our existing products and services. We might not be successful in developing and introducing new products and services, responding or adapting to changes in consumer spending and saving habits, achieving market acceptance of our products and services, or developing and maintaining loyal customers.

Reputational Risks
------------------

Our ability to attract and retain clients and employees could be adversely affected to the extent our reputation is damaged. Our actual or perceived failure to address various issues could give rise to reputational risk that could harm us or our business prospects. These issues include, but are not limited to, appropriately addressing potential conflicts of interest; legal and regulatory requirements; ethical issues; money-laundering; privacy; properly maintaining customer and associate personal information; record keeping; sales and trading practices; and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products.

Risk Management Processes and Strategies
----------------------------------------

We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational, compliance and legal reporting systems. While we employ a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate every economic and financial outcome or the specifics and timing of such outcomes. Accordingly, our ability to successfully identify and manage risks facing us is an important factor that can significantly impact our results. For a further discussion of our risk management policies and procedures, see Item
7A - Quantitative and Qualitative Disclosures About Market Risk.

Geopolitical Risks
------------------

Geopolitical conditions can affect our earnings. Acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, could affect business and economic conditions in the United States and abroad.

Additional Risks and Uncertainties
----------------------------------
We are a diversified financial services company. Although we believe our diversity helps lessen the effect when downturns affect any one segment of our industry, it also means our earnings could be subject to different risks and uncertainties than the ones discussed herein. If any of the risks that we face actually occur, irrespective of whether those risks are described in this section or elsewhere in this report, our business, financial condition and operating results could be materially adversely affected.